                                                                  Exhibit 11

                      ENGINEERED SUPPORT SYSTEMS, INC.
               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                  (in thousands, except per share amounts)


                                                   Three Months Ended
                                                        January 31
                                                   -------------------
                                                     2002        2001
                                                   -------      ------
NET INCOME                                         $ 5,524      $3,841
                                                   =======      ======

BASIC EARNINGS PER SHARE (2)

     Average basic shares outstanding               10,228       9,101
                                                   =======      ======

                                                   $  0.54      $ 0.42
                                                   =======      ======



DILUTED EARNINGS PER SHARE (2)

     Average basic shares outstanding               10,228       9,101

     Net effect of dilutive stock options (1)          391         503
                                                   -------      ------
                                                    10,619       9,604
                                                   =======      ======

                                                   $  0.52      $ 0.40
                                                   =======      ======



(1) Based on the treasury stock method.

(2) All computations have been restated to reflect a five-for-four stock split effected by the Company on March 16, 2001.




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